Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

jharkins@sallybeauty.com

Sally Beauty Holdings Appoints Max Rangel to Board of Directors

DENTON, Texas, June 18, 2025 – Sally Beauty Holdings, Inc. (NYSE: SBH) today announced the appointment of Max Rangel, consumer products industry veteran and Global President and CEO of Spin Master Corporation, to its Board of Directors, effective immediately.

“We are very pleased to have Max join our Board of Directors and bring his C-suite experience and industry expertise gained from more than three decades at consumer goods companies including Procter & Gamble, The Hershey Company, and S.C. Johnson & Son,” said Diana Ferguson, Chair of SBH’s Board. “Max is a seasoned executive with experience driving operational excellence along with brand transformation, innovative marketing, and growth across leading global companies. We look forward to benefiting from his views and insights as the Sally Beauty Holdings team continues to focus on advancing our strategic initiatives and delivering profitable growth.”

“I am honored to join the Board at such an exciting moment in Sally Beauty Holdings’ strategic journey,” said Mr. Rangel. “The Company has made meaningful progress in reimagining the customer experience and scaling digital capabilities, and I am excited to contribute my skill sets and perspectives to help accelerate growth, innovation and drive shareholder value.”

Mr. Rangel will serve on the Nominating, Governance and Corporate Responsibility Committee, as well as the Compensation and Talent Committee of the Board. With the appointment of Mr. Rangel, SBH’s Board now comprises ten directors, nine of whom are independent.

About Max Rangel

Mr. Rangel is a results-driven global C-Suite executive with 30 years of experience in the consumer products sector, including The Procter & Gamble Company, The Hershey Company, and S.C. Johnson & Son, Inc., currently serving as Global President and CEO of Spin Master Corporation, a leading public global children’s toy and entertainment company. Since joining Spin Master in 2021, Mr. Rangel has overseen the strategic expansion of its portfolio, most notably through the acquisition of Melissa & Doug, strengthening its position in the children’s entertainment industry.

Prior to Spin Master, he held executive positions at S.C. Johnson & Son, from 2015 to 2020, where he led the Asia Pacific, Middle East, and Africa regions as well as the strategic expansion of the lifestyle brands’ portfolio across Asia, Europe, Latin America, and Canada. Prior to that, Mr. Rangel served as Senior Vice President, Global Chocolate at The Hershey Company from 2012 to 2015. Earlier in his career, Mr. Rangel held various leadership positions of increasing responsibility during his 22 years with Procter & Gamble spanning general management, marketing, and supply chain across North America, Latin America, and Asia.

Mr. Rangel holds an MBA and a Bachelor of Science in Engineering, both from Tulane University.

Mr. Rangel also serves as a member of the Board of Directors of Spin Master and a member of the Advisory Board of Break the Ceiling Touch the Sky.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Bondbar®, Strawberry Leopard®, Generic Value Products®, Inspired by Nature® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, L'Oreal®, Wahl® and Babyliss Pro®. Beauty Systems Group stores, branded as Cosmo Prof® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 8,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico®, Amika® and Moroccanoil®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.